                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF

                              MEASUREX CORPORATION
                                       BY

                          HONEYWELL ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                 HONEYWELL INC.
                                       AT

                              $35.00 NET PER SHARE
--------------------------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 28, 1997, UNLESS THE
        OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Dealer Manager, the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.

January 31, 1997

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
INTRODUCTION................................................      1

THE OFFER...................................................      2
      1. Terms of the Offer.................................      2
      2. Procedure for Tendering Shares.....................      4
      3. Withdrawal Rights..................................      6
      4. Acceptance for Payment and Payment.................      7
      5. Certain Federal Income Tax Consequences............      8
      6. Price Range of the Shares; Dividends on the
         Shares.............................................      8
      7. Effect of the Offer on the Market for the Shares;
         Stock Listing; Exchange Act Registration; Margin
         Regulations........................................      9
      8. Certain Information Concerning the Company.........     10
      9. Certain Information Concerning Honeywell and the
         Purchaser..........................................     12
     10. Source and Amount of Funds.........................     13
     11. Background of the Offer; the Merger Agreement and
         Certain Other Agreements...........................     14
     12. Purpose of the Offer and the Merger; Plans for the
         Company; Other Matters.............................     22
     13. Dividends and Distributions........................     24
     14. Conditions of the Offer............................     24
     15. Certain Legal Matters..............................     26
     16. Fees and Expenses..................................     28
     17. Miscellaneous......................................     29

Schedule I -- Directors and Executive Officers of Honeywell and the Purchaser

To the Holders of Common Stock of
  MEASUREX CORPORATION:

                                  INTRODUCTION

     Honeywell Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Honeywell Inc., a Delaware corporation ("Honeywell"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and together with the Common Stock, the "Shares"), issued pursuant to the Rights Agreement (as defined below), of Measurex Corporation, a Delaware corporation (the "Company"), at $35.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as the Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the Information Agent (the "Information Agent").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 26, 1997 (the "Merger Agreement"), by and among Honeywell, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Honeywell. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Honeywell, the Purchaser or any other wholly owned subsidiary of Honeywell and Shares held by stockholders who perfect their dissenters' rights under Delaware law) will be converted into the right to receive $35.00 in cash or any higher price per Share paid in the Offer. The Merger Agreement is more fully described in Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

     Under the General Corporation Law of the State of Delaware (the "DGCL"), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the stockholders. In such event, Honeywell, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Honeywell and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the stockholders, in accordance with Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, Honeywell, Purchaser and the Company have agreed that if immediately prior to the scheduled Expiration Date (as defined below) the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares, Purchaser may extend the Offer for a period not to exceed 20 business days.

     According to the Company, as of January 26, 1997, there were 16,150,375 Shares issued and outstanding, and there were outstanding options to purchase an aggregate of 3,592,579 Shares, 1,516,140 of which were then exercisable. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Honeywell, issue any additional Shares (except on the exercise of outstanding options or pursuant to the Company's Employee Stock Purchase Plan (as defined below). Based on the foregoing and assuming that all outstanding options are exercised, the Minimum Condition will be satisfied if 9,871,478 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Purchaser acquires sufficient Shares in the Offer to meet the Minimum Condition, it would be able to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Rights. The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of December 14, 1988, between the Company and The Bank of New York, as Rights Agent, as amended (the "Rights Agreement"). Based on the information disclosed by the Company in the Schedule 14D-9 dated January 31, 1997 with respect to the Offer, in connection with and prior to the Company's entering the Merger Agreement, on January 26, 1997, the Company amended the Rights Agreement to provide that (x) the execution of the Merger Agreement and the consummation of the transactions contemplated thereby will not cause (i) Honeywell and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Shares Acquisition Date or a Trigger Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, and (y) the Rights will expire upon the acceptance of Shares for payment pursuant to the Offer.

                                   THE OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, February 28, 1997, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or
(iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that if the sole condition to the Offer remaining unsatisfied as of the initial expiration date of the Offer is the failure of the waiting period under the HSR Act to have expired or been terminated, then the Purchaser will extend the Offer from time to time until two business days following the expiration of such waiting period.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not amend or waive the Minimum Condition, decrease the price per Share to be paid or the number of Shares sought pursuant to the Offer, or amend the conditions of the Offer in any manner adverse to the holders of Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 31, 1997. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Honeywell, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, March 31, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Honeywell, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Honeywell, or to one or more direct or indirect wholly owned subsidiaries of Honeywell, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger (including as a result of perfecting his dissenters' rights under the DGCL) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale or the Expiration Date, as the case may be.

     Under present law, the maximum long-term capital gain tax rate for individuals is 28%. The maximum marginal ordinary income tax rate for individuals is 39.6%. Individuals may deduct capital losses against capital gains and against up to $3,000 of ordinary income annually. Unused capital losses may be carried forward indefinitely. Currently, the maximum long-term capital gain tax rate for corporations is 35%. For corporations, capital losses may be deducted only against capital gains. For corporations unused capital losses may be carried back three years and carried forward for five years.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each stockholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain stockholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded on the NYSE and the Pacific Stock Exchange (the "PSE") under the symbol "MX". The following table sets forth, for each of the periods indicated, the high and low reported sale price per Share as reported by the NYSE and the Dow Jones News Retrieval Service.

                                                                     SALES PRICE
                                                                ---------------------
                        FISCAL YEAR                             HIGH          LOW
                        -----------                             ----          ---
1995
     First Quarter..........................................    $24   1/4     $20  3/8
     Second Quarter.........................................     27   3/4      22  3/8
     Third Quarter..........................................     33   1/8      25  1/2
     Fourth Quarter.........................................     35   3/4      27  1/8
1996
     First Quarter..........................................    $30   3/4     $25  5/8
     Second Quarter.........................................     29   5/8      25  3/4
     Third Quarter..........................................     29   3/4      25  7/8
     Fourth Quarter.........................................     27   5/8      23  3/8
1997
     First Quarter (through January 30).....................    $34   7/8     $23  7/8

     On January 24, 1997, the last full trading day prior to the first public announcement of the intention to commence the Offer, the last reported sale price of the Shares on the NYSE was $24 1/4 per Share. On

January 27, 1997, prior to the commencement of trading, Honeywell announced the intention to commence the Offer. On January 30, 1997, which was the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $34 1/2 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has advised the Purchaser that the Company paid dividends of $.44 per Share in each of fiscal 1995 and 1996.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE and the PSE for continued listing. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of holders of at least 100 Shares were to fall below 1,200, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $5.0 million. According to the PSE's published guidelines, the PSE could consider delisting the Shares if, among other things, there were fewer than 100,000 publicly held Shares exclusive of management and other concentrated holdings, there were fewer than 500 record holders, there were fewer than 200 holders of record of at least 100 Shares or the aggregate market value of publicly held Shares (exclusive of management and other concentrated holdings) should fall below $500,000 for a six month period. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 3, 1995 (the "Company 1995 10-K"), as of December 3, 1995, there were approximately 1,223 holders of record of Shares. As of January 26, 1997, there were 16,150,375 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Company does not meet the requirements for continued listing on the NYSE or on the PSE and the Shares are no longer included on the NYSE or the PSE, as the case may be, the market for Shares could be adversely affected.

     In the event that the Company at any time does not meet the requirements for continued listing on the NYSE or the PSE, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the

Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued listing on the NYSE or the PSE. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices at One Results Way, Cupertino, California 95014. The telephone number of the Company at such offices is (408) 255-1500. According to the Company 1995 10-K, the Company designs, manufactures and services computer-integrated measurement, control and information systems.

SELECTED FINANCIAL INFORMATION

     Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1995 Annual Report to Stockholders and its Quarterly Report on Form 10-Q for the quarter ended September 1, 1996, both filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                              MEASUREX CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            NINE MONTHS ENDED                      FISCAL YEARS ENDED
                                       ----------------------------    -------------------------------------------
                                       SEPTEMBER 1,    SEPTEMBER 3,    DECEMBER 3,    NOVEMBER 27,    NOVEMBER 28,
                                           1996            1995           1995            1994            1993
                                       ------------    ------------    -----------    ------------    ------------
OPERATING DATA:
     Net sales.....................      $295,745        $242,065       $335,216        $259,979        $253,997
     Operating income..............        39,483          23,160         36,687           4,800           7,500
     Net income....................        26,727          17,190         26,946           6,107           8,215
     Net income per share..........      $   1.63        $   1.01       $   1.60        $    .34        $    .46
BALANCE SHEET DATA (AT END OF
  PERIOD):
     Working capital...............      $ 89,877        $ 82,971       $ 89,303        $123,536        $137,720
     Total assets..................       329,020         295,282        286,705         319,823         318,316
     Total liabilities.............       135,409         139,755        120,660         102,640         106,452
     Stockholders' equity..........       193,611         155,527        166,045         217,183         211,864

     On December 18, 1996, the Company reported that for the fiscal year ended December 1, 1996, revenues were $415,975,000, net income was $36,953,000 and net income per share was $2.25.

     Certain Estimates Prepared by the Company. During the course of the discussions between Honeywell and the Company that led to the execution of the Merger Agreement, the Company provided Honeywell with certain information about the Company which is not publicly available. The information provided included financial forecasts which contain, among other things, the summary financial information set forth below.

     The Company does not, as a matter of course, publicly disclose forward-looking information (such as the preliminary unaudited financial results and financial forecasts referred to above) as to future revenues, earnings or other financial information. Such forward-looking information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements and are included in this Offer to Purchase only because they were furnished to Honeywell. The preliminary unaudited financial results and financial forecasts necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials, foreign currency rates and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the preliminary unaudited financial results and financial forecasts will be accurate, and actual results may be materially higher or lower than those contained in the preliminary results or forecasts. THE INCLUSION OF THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AN INDICATION THAT HONEYWELL, THE PURCHASER, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF HONEYWELL, THE PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE FORECASTS AND THE COMPANY HAS MADE NO REPRESENTATION TO HONEYWELL OR THE PURCHASER REGARDING THE FORECASTS.

                              MEASUREX CORPORATION
             SELECTED ESTIMATED CONSOLIDATED FINANCIAL INFORMATION
                       (PREPARED BY MEASUREX CORPORATION)
                             (DOLLARS IN MILLIONS)

                                                     FISCAL                 FISCAL                 FISCAL
                                                1997 (ESTIMATED)       1998 (ESTIMATED)       1999 (ESTIMATED)
                                                ----------------       ----------------       ----------------
Revenues....................................         $450.0                 $505.0                 $572.0
Operating profit............................           61.2                   80.3                  100.6

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although neither the Purchaser nor Honeywell has any knowledge that any information acquired from publicly available documents or directly from the Company is untrue, neither the Purchaser nor Honeywell takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Honeywell.

9.  CERTAIN INFORMATION CONCERNING HONEYWELL AND THE PURCHASER.

     The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Honeywell, was organized to acquire the Company and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Honeywell. The principal executive offices of the Purchaser are located at the principal executive offices of Honeywell. The telephone number of the Purchaser at such offices is (612) 951-1000.

     Honeywell is a Delaware corporation organized in 1927. Honeywell is a Minneapolis-based international controls corporation that supplies automation and control systems, components, software, products and services for homes and buildings, industry, and space and aviation. The purpose of the Company is to develop and apply advanced-technology products, systems and services to conserve energy, improve productivity, protect the environment, enhance comfort and increase safety. Development and modification occur continuously in Honeywell's business as new or improved products and services are introduced, new markets are created or entered, distribution methods are revised, and products and services are discontinued. The principal executive offices of Honeywell are located at 2701 4th Avenue South, Minneapolis, Minnesota 55408. Its telephone number at such address is (612) 951-1000.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to Honeywell for the nine month periods ended September 29, 1996 and October 1, 1995 and the fiscal years ended December 31, 1995, 1994, and 1993. Such financial information has been taken from the periodic reports and other documents filed by Honeywell with the Commission. More comprehensive information concerning Honeywell is included in such reports and other documents and the financial information that follows is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                 HONEYWELL INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               NINE MONTHS ENDED              FISCAL YEARS ENDED DECEMBER 31,
                                      ------------------------------------   ---------------------------------
                                      SEPTEMBER 29, 1996   OCTOBER 1, 1995     1995        1994        1993
                                      ------------------   ---------------   ---------   ---------   ---------
SUMMARY OF EARNINGS DATA:
     Sales...........................      $5,194.2           $4,814.6        $6,731.3    $6,057.0    $5,963.0
     Income before income taxes......         378.0              314.9           505.5       369.7       478.5
     Net income......................         249.5              207.8           333.6       278.9       322.2
     Earnings per common share.......      $   1.97           $   1.63        $   2.62    $   2.15    $   2.40
BALANCE SHEET DATA (AT END OF
  PERIOD):
     Working capital.................      $  751.6           $  739.1        $  744.4    $  577.6    $  694.1
     Total assets....................       5,389.0            5,014.1         5,060.2     4,885.9     4,598.1
     Total liabilities...............       3,304.0            2,997.5         3,020.1     3,031.2     2,825.1
     Stockholders' equity............       2,085.0            2,016.6         2,040.1     1,854.7     1,773.0

     On January 16, 1997, Honeywell reported that for the fiscal year ended December 31, 1996, sales were $7.3 billion, income before income taxes was $610.2 million and net income was $402.7 million, or $3.18 per common share.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Honeywell are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase, neither the Purchaser nor any of its affiliates nor, to the best of their knowledge, any of the persons listed on Schedule 1, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser nor any of its affiliates nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, Honeywell, any of their respective affiliates nor, to the best of their knowledge, any of the persons listed on Schedule 1, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, Honeywell, any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule 1, has had, since November 29, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since November 29, 1993, there have been no contacts, negotiations or transactions between the Purchaser, Honeywell, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on
Schedule 1, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Honeywell is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Honeywell's directors and officers, their remuneration, options granted to them, the principal holders of Honeywell's securities and any material interests of such persons in transactions with Honeywell is required to be disclosed in proxy statements distributed to Honeywell's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in
Section 8. Such material should also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $625.0 million. The Purchaser will obtain such funds from Honeywell by means of capital contributions, loans or a combination thereof. Honeywell will obtain all the funds required in connection with the Offer from cash and investments on hand, borrowings under its various lines of credit and/or the private placement of notes.

     Honeywell has established lines of credit with The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, under which it may borrow up to $650.0 million in the aggregate to finance the Purchaser's acquisition of the Shares, or for general corporate purposes. Such borrowings are available to Honeywell pursuant to a Revolving Credit Agreement (the "Credit Agreement") between Honeywell and each of the banks (each a "Bank" and collectively the "Banks"). All capitalized terms which are used in this Section 10 and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

     Loans pursuant to the Credit Agreement bear interest during any particular interest period, at the election of Honeywell, at either (i) a floating Base Rate or (ii) such rate as may be mutually agreed upon by the Bank and Honeywell. The Base Rate on a given day means the higher of (a) the Federal Funds Rate on such day plus 0.5% or (b) the Prime Rate on such day. The Prime Rate means the prime rate of interest announced publicly from time to time by the Banks' principal offices as the "prime commercial lending rate" of such Banks. Honeywell may also elect to draw Eurocurrency Loans under the Credit Agreements. The rate of interest for such loans is based on the annual interest rate quoted by the Banks' offices for offerings in the currency of such loan based on deposits with major banks in the London or other relevant interbank market, plus from 0.145% to 0.3625%, depending upon the then-current rating (the "Rating") of Honeywell's public debt securities by Standard & Poor's Rating Services or Moody's Investors Service, Inc.

     Honeywell is required to pay an annual facility fee of 0.04% per annum on the average daily amount of the Commitment outstanding.

     The Credit Agreement incorporates certain provisions of other existing, substantially similar, Revolving Credit Agreements entered into between Honeywell and each of the Banks (collectively the "Existing Agreements") and restricts Honeywell from pledging or creating any mortgage upon certain Restricted Assets (as defined therein) for the purpose of securing other creditors, unless provision is made to secure all amounts owed under the Credit Agreement equally and ratably with such pledge or mortgage.

     The foregoing description is qualified in its entirety by reference to the Credit Agreement and the form of Existing Agreements which are incorporated herein by reference and copies of which have been filed with the Commission as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Credit Agreement and the form of Existing Agreements may be examined and copies may be obtained at the place and in the manner set forth in Section 9 of this Offer to Purchase.

     It is anticipated that borrowings incurred by Honeywell in connection with the Offer will be repaid from internally generated funds of Honeywell and the Company and/or refinanced in the private or public markets.

11.  BACKGROUND OF THE OFFER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

     The following description was prepared by Honeywell and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Honeywell takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser, Honeywell or their representatives did not participate.

  Background of the Offer

     Before and during February 1996, members of the Company's senior management, including David A. Bossen, Chairman of the Board and Chief Executive Officer, and Robert McAdams, Jr., Executive Vice President and Chief Financial Officer, interviewed various investment banking firms with respect to an engagement to provide financial advice to the Company concerning its long-term strategic direction and to potentially assist the Company in identifying an acquiror of all or a portion of the Company's business. One of the objectives in seeking an affiliation with another Company was to acquire or otherwise gain access to a next generation Distributed Control System ("DCS"). In February 1996, the Company engaged Goldman, Sachs & Co. ("Goldman Sachs") to serve in this capacity and Goldman Sachs assisted the Company in the preparation of a Confidential Memorandum (the "Memorandum") regarding the Company and its business.

     In March 1996, Goldman Sachs, on behalf of the Company, contacted several companies regarding a potential strategic relationship with the Company, including Honeywell. In addition, Mr. Bossen contacted one company regarding a potential strategic relationship with the Company. Based on Honeywell's expression of interest, Honeywell executed and delivered a Confidential Nondisclosure Agreement to the Company, and in April 1996 Goldman Sachs provided a copy of the Memorandum to Honeywell.

     In March and April 1996, Goldman Sachs, on behalf of the Company, also provided a copy of the Memorandum to selected other companies.

     On April 22, 1996 Messrs. Bossen and McAdams met with Michael Bonsignore, Chairman and Chief Executive Officer, and Lawrence Stranghoener, Vice President-Business Development, of Honeywell in Minneapolis, Minnesota. The Company representatives made a presentation regarding the Company, its historical results of operations and current financial condition, its products and services, the markets it addresses, and the outlook for these markets.

     On May 1, 1996, Messrs. Bossen and McAdams, together with Glenn R. Wienkoop, Executive Vice President and President, Industrial Systems Division, of the Company and a representative of Goldman Sachs met in Phoenix, Arizona with Messrs. Bonsignore and Stranghoener, as well as Markos I. Tambakeras, President of Honeywell's Industrial Automation and Control division, Gayle Pincus, Vice President-Business Development for the Industrial Automation and Control division of Honeywell, and William M. Hjerpe, Vice President and Chief Financial Officer of Honeywell. The parties discussed the possibility of combining the companies and developed a plan for investigating the feasibility of such a transaction, conducting due diligence reviews of the Company and, if appropriate, negotiating the terms of an agreement between the parties.

     From May 15, 1996 through May 22, 1996, several representatives of Honeywell conducted a due diligence review of the Company in Cupertino, California. These representatives included, among others, Mr. Stranghoener and Ms. Pincus, as well as several other representatives of Honeywell, and, for a portion of the meetings, Edward M. Rimland, Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns"), an investment banking firm engaged by Honeywell. These representatives received a tour of the Company's headquarters facility and manufacturing plant in Cupertino, California and met at length with Mr. McAdams and, to a lesser extent, with Messrs. Bossen and Wienkoop concerning the Company's historical and projected financial data. Certain of these meetings also included a representative of Goldman, Sachs. They also reviewed numerous documents concerning the Company's business, financial results and financial outlook, as well as the Company's standard operating policies and procedures, worldwide organizational information, and related data.

     On May 23, 1996, Honeywell's representatives visited the Company's offices and manufacturing facility in Vancouver, British Columbia and met with Mr. McAdams and Robert Bucher, then the Vice President and General Manager of the Company's Measurex Devron subsidiary. They reviewed the nature and financial performance of the Measurex Devron business.

     The purposes of the meetings in May 1996 were to provide Honeywell with an understanding of the Company's historical and projected financial results of operations, develop an analysis of the profit and loss position of each of the businesses operated by the Company, and provide Honeywell with the information necessary for Honeywell to determine how the companies could most appropriately be combined and what operating synergies would result from such a combination.

     On June 19, 1996, Messrs. McAdams and Wienkoop, together with John C. Gingerich, President and Chief Operating Officer of the Company, met in Phoenix, Arizona with, among others, Ms. Pincus, Mr. Tambakeras, Claude Duss, Vice President and General Manager of Honeywell's Worldwide Pulp and Paper business, and other Honeywell employees. At this meeting, Honeywell delivered a presentation concerning their organization and the possible structure of a combination of the Company with the relevant portions of Honeywell's business. The participants engaged in a detailed discussion of the marketing, sales and other technical issues surrounding such a combination and exchanged ideas concerning the operational issues involved in effecting a successful transaction.

     In late June, Mr. Bonsignore contacted Mr. Bossen and indicated that on the basis of developments to date Honeywell would like to move forward and he also indicated a preliminary range of values placed on the Company by Honeywell. Mr. Bossen said this range was below his expectations, but the parties agreed to meet again in July.

     On July 10, 1996, Messrs. Stranghoener and Tambakeras, together with a Bear Stearns representative, met with Messrs. Bossen and McAdams, together with a representative of Goldman Sachs, to present Honeywell's current views concerning a possible acquisition of the Company. Honeywell presented its reasons for its preliminary valuation of the Company at that time, as discussed by Mr. Bonsignore and Mr. Bossen in late June.

     During this period the Company met with representatives of another party that had expressed an interest in conducting a review of the Company's business. The meetings with the other party and information provided to that party were generally similar to the meetings with Honeywell and the information provided to Honeywell, as described above.

     Following the foregoing meetings, the Company's senior executive officers met to review the status of the discussions with and preliminary valuation ranges from Honeywell and the other party with which the

Company had held discussions and concluded that, given the Company's prospects at that time and the outlook for its financial performance as an independent entity, the Company should not pursue further discussions with either Honeywell or the other party at that time.

     As indicated above, for a number of years management of the Company had attempted to acquire a next generation DCS product line through either a product or corporate acquisition. Over the balance of fiscal 1996 and specifically in management meetings conducted in October and November 1996, the Company's senior executive officers reviewed the Company's long-term prospects and business strategies. Senior management considered the importance to the Company's long-term prospects of having a next generation DCS product and the difficulties encountered in identifying and acquiring such a product, and the outlook for the Company's financial performance over the next several years. The Company management also discussed the importance of having a DCS product with its Board of Directors at a meeting in October 1996. Senior management and the Board concluded that the foregoing issues represented significant challenges to be addressed.

     On December 6, 1996, Mr. Bonsignore contacted Mr. Bossen to propose that the companies reconsider a possible combination. They discussed a possible meeting in January 1997.

     On January 6, 1997, an officer of the other party with which the Company had prior discussions called Mr. McAdams to ask about circumstances regarding the Company. Mr. McAdams indicated that another company had expressed interest in the Company and that the Company was pursuing discussions with such company. The officer of the other party indicated an interest in pursuing additional discussions with the Company.

     On January 7, 1997, Messrs. Bonsignore, Stranghoener, Tambakeras and Hjerpe met with Messrs. Bossen, Gingerich, Wienkoop and McAdams to update each other on their respective businesses since they last met. Messrs. Bossen and Bonsignore also met privately. At their meeting, Mr. Bonsignore suggested that the parties consider a transaction valuing the Company Common Stock at a range of up to $35.00 per Share, subject to the completion of due diligence by Honeywell, which he believed might be structured as a stock-for-stock, pooling-of-interests transaction. Mr. Bossen indicated that he would call Mr. Bonsignore later in the week.

     On January 10, 1997, Mr. Bossen telephoned Mr. Bonsignore and advised him that, if Honeywell was prepared to make a firm offer at $35.00 per Share, Mr. Bossen would discuss such an offer with the Company's Board of Directors.

     From January 14, 1997 through January 17, 1997, several representatives of Honeywell, together with Mr. Rimland of Bear Stearns and representatives of Deloitte & Touche, Honeywell's independent public accounting firm, met with representatives of the Company's senior management to obtain an update on due diligence matters, recent financial results and updated financial projections. They also discussed possible business integration plans.

     On January 17, Mr. Bonsignore called Mr. Bossen and said he was considering the idea of structuring a potential transaction as a cash tender offer at a range of up to $35.00 per Share.

     During the period from January 13 through January 18, 1997, representatives of the party conducting the discussions with the Company met with officers of the Company and visited Company facilities for the purpose of updating such party's previous investigations of the Company.

     On January 15, 1997, Mr. McAdams spoke to a representative of the other party who indicated possible interest at a price per Share slightly lower than the high end of the range proposed by Honeywell. Thereafter, a representative of Goldman Sachs spoke to a representative of the party who confirmed that the party would not consider increasing the price previously issued with Mr. McAdams.

     On January 20, 1997, the Board of Directors of the Company held a telephone meeting. The directors reviewed the history of the discussions to date with Honeywell and other parties and discussed in detail preliminary value indications for the Company, including the indication received from Mr. Bonsignore. The

Company's Board of Directors authorized management to continue discussions with Honeywell, subject to the further approval of the Board of Directors.

     On January 21, 1997, Mr. Bonsignore called Mr. Bossen and indicated that Honeywell's Board had met earlier in the day and was interested in moving forward on an all cash transaction at $35.00 per Share. Mr. Bonsignore suggested that representatives of the parties meet to negotiate terms of a definitive agreement, indicated that he had scheduled a Honeywell Board of Directors meeting for January 26, 1997 and proposed that Mr. Bossen schedule a Board of Directors meeting for the same day.

     Later in the day on January 21, 1997, counsel for Honeywell delivered to counsel for the Company a draft of the Merger Agreement and on January 22, 1997 and January 23, 1997 counsel for Honeywell, together with Mr. Rimland of Bear Stearns, met with counsel for the Company to negotiate the terms of the Merger Agreement and such negotiations continued through January 26, 1997.

     On January 23, 1997, the Company's Board of Directors held a telephonic meeting to discuss the status of negotiations with Honeywell and issues related to the terms of a definitive agreement. In addition, representatives of Goldman Sachs made a preliminary presentation to the directors regarding their analysis of the proposed transaction.

     On January 26, 1997, the Company's Board of Directors held a meeting at the Company's headquarters in Cupertino, California to consider and approve the Merger Agreement and the related transactions.

     Also, on January 26, 1997, the Board of Directors of Honeywell held a telephonic meeting to consider the proposed terms of the definitive agreement, including the Offer and the Merger. At the meeting, the Board of Directors of Honeywell approved the Merger Agreement and the transactions contemplated thereby. Following the approval of the respective Boards of Directors, Honeywell, the Purchaser and the Company executed the Merger Agreement.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares, except that if on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, the Purchaser shall extend the termination date from time to time until two business days after the expiration of the waiting period under the HSR Act. The Merger Agreement provides that if, immediately prior to the expiration date of the Offer, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the Shares outstanding, the Purchaser may extend the Offer for a period not to exceed 20 business days.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

     The respective obligations of Honeywell and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law:
(i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no law, statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which declares the Merger Agreement invalid or unenforceable in any material respect or which prohibits the consummation of the Merger, and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and shall be in effect at the Effective Time; (iii) Honeywell, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, unless such failure to purchase is as a result of a breach of Honeywell's and the Purchaser's obligations under the Merger Agreement; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Honeywell, the Purchaser or any other wholly owned subsidiary of Honeywell, or any Shares which are held by stockholders exercising appraisal rights under Delaware law) will be converted into the right to receive the price per share paid pursuant to the Offer (the "Merger Consideration") and (ii) each issued and outstanding share of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly after the purchase by Honeywell of at least a majority of the outstanding Shares (on a fully diluted basis), Honeywell will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board as is equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company will, upon request of the Purchaser, use its best reasonable efforts promptly to either increase the size of the Company's Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Honeywell's designees to be elected to the Company's Board. In the event that Honeywell's designees are elected to the Company's Board, until the Effective Time, the Company's Board will have at least two directors who are directors on the date of the Merger Agreement and who would constitute Continuing Directors for purposes of Article Twelfth of the Company's Certificate of Incorporation. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Stockholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Honeywell, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Honeywell and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Honeywell has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event that Honeywell, the Purchaser or any other subsidiary of Honeywell acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, Honeywell, the Purchaser and the Company will, at the request of Honeywell and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Delaware law.

     Options. Pursuant to the Merger Agreement, immediately prior to the Effective Time, each holder of then outstanding options to purchase Shares granted by the Company (the "Options") will be entitled to receive from the Company, and will receive, in settlement of each Option a cash amount (the "Cash Amount") with respect to the number of Shares for which the Option is exercisable immediately prior to the Effective Time (the "Vested Portion"), and Honeywell will assume the balance of the Option, if any (the "Unvested Portion"). The Vested Portion of each Option will terminate as of the Effective Time. The Cash Amount payable for the Vested Portion of each Option will equal the product of (i) the Merger Consideration minus the exercise price per Share of the Vested Portion of such Options and (ii) the number of Shares covered by the Vested Portion of such Option. With respect to any Option held by individuals who are parties to severance agreements and Options held by directors of the Company, the entire Option will be treated as the Vested Portion of the Option. In addition, with respect to any portion of the Option (other than Options held by the individuals referred to in the preceding sentence) if any, other than the Vested Portion (the "Unvested Portion"), Honeywell will assume, as of the Effective Time such Unvested Portion of an Option. Upon such assumption, the Unvested Portion of the Option will be converted into an option (a "Honeywell Option") to purchase shares of Honeywell Common Stock. With respect to any such Honeywell Option (i) the number of shares of Honeywell Common Stock subject to such Honeywell Option will be determined by multiplying the number of Shares subject to the Unvested Portion of the Option by the Option Exchange Ratio (as hereinafter defined), rounding any fractional share up to the nearest whole share, and (ii) the exercise price per share of such Honeywell Option will be determined by dividing the exercise price per share under the Unvested Portion of the Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. Except as provided above, the assumed Options will be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Unvested Portion of the Option immediately prior to the Effective Time. Honeywell has agreed to take all actions which may be necessary so that, in the event that an optionee's employment by the Company is terminated at any time during the eighteen-month period immediately following the Effective Time, the Unvested Options held by such optionee shall vest as of the date of termination and not expire until three months following the date of termination. The "Option Exchange Ratio" will be (x) the Offer Price divided by
(y) the average of the closing prices of Honeywell Common Stock on the NYSE during the ten trading days preceding the fifth trading day prior to the Closing Date. If and to the extent required by the terms of the plans governing Options or pursuant to the terms of any Option granted thereunder, each of Honeywell and the Company shall use its best efforts to obtain the consent of each holder of outstanding Options to the foregoing treatment of such Options. Each share of Honeywell Common Stock underlying the Honeywell Options will be covered by an effective registration statement under the Securities Act. Except as may be otherwise agreed to by Honeywell or the Purchaser and the Company, the Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time. According to the Merger Agreement, the Company has taken all actions so that following the Effective Time no holder of employee stock options will have any rights to receive Shares upon exercise of an employee stock option.

     In addition, outstanding purchase rights under the Company's Employee Stock Purchase Plan (the "Company ESPP") will be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued Shares at the time which will be cancelled at the Effective Time and converted into the right to the receive the Merger Consideration for those Shares. The Company ESPP will terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPP.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to in writing by Honeywell, prior to the time the directors of the Purchaser constitute a majority of the Company Board (the "Board Appointment Date"), the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and to the extent consistent therewith, each of the Company and its subsidiaries will use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and (a) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it, except upon the exercise of employee stock options or other rights to purchase shares of Common Stock pursuant to the ESPP outstanding on January 26, 1997; (ii) amend its certificate of incorporation or by-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or Preferred Stock or any outstanding capital stock of any of the subsidiaries of the Company; and
(b) neither the Company nor any of its subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by subsidiaries of the Company to the Company or any of its subsidiaries in the ordinary course of business; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than shares reserved for issuance on January 26, 1997 pursuant to the exercise of Company Options outstanding on January 26, 1997; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (v) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (vi) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (vii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Honeywell, except in the ordinary course of business and consistent with past practice; (viii) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices; (ix) change any of the accounting methods used by it unless required by generally accepted accounting principles ("GAAP"), neither the Company nor any of its subsidiaries shall make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any material tax accounting method except in the ordinary course of business consistent with past practice, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or (x) take any action with the intent of causing any of the conditions to the Offer set forth in Annex A to the Merger Agreement to not be satisfied.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries will (and the Company will use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Honeywell, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Company and the Company Board are not prohibited from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as described below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that the Company, prior to the acceptance of Shares pursuant to the Offer, may furnish information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Company Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (ii) in the opinion of the Company Board, only after receipt of advice from outside legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) is referred to in the Merger Agreement as a "Superior Proposal"). The Company will within two business days following receipt of a Superior Proposal notify Honeywell of the receipt of the same. The Company will promptly provide to Honeywell any material non-public information regarding the Company provided to any other party which was not previously provided to Honeywell. At any time after two business days following notification to Honeywell of its intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if permitted to do so pursuant to the terms of the Merger Agreement, the Company Board may withdraw or modify its approval or recommendation of the Offer and may enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Honeywell the Termination Fee (as defined below) plus any amount payable at the time for reimbursement of expenses pursuant to the Merger Agreement. If the Company has notified Honeywell of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial two business day period without any further notification.

     Indemnification and Insurance. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and persons who become any of the forgoing prior to the Effective Time with respect to matters occurring at or prior to the Effective Time to the full extent required under Delaware law, the terms of the Company's Certificate of Incorporation or the By-laws, as in effect as of January 26, 1997 and, the terms of any indemnification agreement entered into with the Company prior to January 26, 1997. The Merger Agreement also provides that Honeywell or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided, that Honeywell may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers. Honeywell has also agreed that if the existing D&O Insurance expires, is terminated or cancelled during such period, Honeywell or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event will it be required to pay aggregate premiums for such insurance in excess of 150% of the aggregate premiums paid in 1996 on an annualized basis for such purpose (the "1996 Premium"). If Honeywell or the Surviving Corporation is unable to obtain the amount of D&O Insurance required for such aggregate premium, Honeywell or the Surviving Corporation has agreed to obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1996 Premium.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Honeywell and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, its rights plan, information in the Proxy Statement and the absence of any material adverse effect on the Company since September 1, 1996.

     Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (a) by mutual consent of Honeywell and the Company, (b) by either the Company or Honeywell (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by April 30, 1997, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Honeywell or the Purchaser to purchase the Shares on or before such date or after Purchaser has purchased Shares pursuant to the Offer; or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Company (i) if Honeywell, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its subsidiaries, taken as a whole; (ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal; provided it has complied with all of the provisions, including the notice provisions described above under "No Solicitation," and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; or (iii) if Honeywell or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Honeywell or the Purchaser, as applicable, (d) by Honeywell (i) if, due to an occurrence, not involving a breach by Honeywell or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer, Honeywell, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which
(x) would give rise to the failure of a condition described in paragraph (f) or
(g) under Annex A to the Merger Agreement (which are set forth in clauses (f) and (g) of Section 14) and (y) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or
(iii) if either Honeywell or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) under Annex A to the Merger Agreement (which is set forth in clause (e) of Section 14).

     In accordance with the Merger Agreement, if (x) the Company terminates the Merger Agreement pursuant to clause (c)(ii) of the immediately preceding paragraph, (y) Honeywell terminates the Merger Agreement pursuant to clause
(d)(iii) of the immediately preceding paragraph, or (z) either the Company or Honeywell terminates the Merger Agreement pursuant to paragraph (b)(i) above and
(u) prior thereto there shall have been publicly announced another Acquisition Proposal or an event set forth in paragraph (h) of Annex A to the Merger Agreement (which is set forth in clause (h) of Section 14) shall have occurred and (v) an Acquisition Proposal shall be consummated on or prior to December 31, 1997, the Company has agreed to pay to Honeywell an amount equal to $20.0 million (the "Termination Fee") plus an amount, not to exceed $3.0 million, equal to Honeywell's actual and reasonably documented out-of-pocket fees and expenses incurred by Honeywell and Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions; provided that no Termination Fee will be payable if the Purchaser or

Honeywell was in material breach of its representations, warranties or obligations under the Merger Agreement at the time of its termination.

EMPLOYMENT AGREEMENTS

     The following is a summary of certain provisions of employment agreements entered into by the Purchaser with David A. Bossen, Chairman of the Board and Chief Executive Officer of the Company (the "Bossen Agreement"), and John Gingerich, President and Chief Operating Officer of the Company (the "Gingerich Agreement" and, together with the Bossen Agreement, the "Employment Agreements"), which agreements will become effective at the Effective Time. The summary is qualified in its entirety by reference to the Employment Agreements which are incorporated herein by reference and copies of which have been filed as exhibits to the Schedule 14D-1. The Employment Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of the Offer to Purchase.

     Pursuant to the Employment Agreements, Mr. Bossen and Mr. Gingerich (each, an "Executive" and collectively, the "Executives") will be employed by the Surviving Corporation until December 31, 2000 and December 31, 1998, respectively, unless earlier terminated pursuant to the terms of the Employment Agreements. The respective Employment Agreements provide that as long as such Executive remains an employee of the Surviving Corporation and such Executive's respective Employment Agreement remains in effect, Mr. Bossen's base salary for 1997 will be $475,000 and his base salary for each of 1998, 1999 and 2000 will be $300,000 and Mr. Gingerich will be compensated in accordance with the terms of Honeywell's Executive Compensation Program as a Level J executive with an initial annual base salary of $250,000.

     Mr. Bossen will be entitled to $395,000 as additional incentive compensation upon continuation of his employment through the end of 1997 and will receive a cash payment of approximately $3.1 million on or about the Effective Time (representing the amount due under his Measurex Severance Agreement if he were Involuntarily Terminated (as defined therein) within eighteen months of the Effective Time). According to the Gingerich Agreement, although Mr. Gingerich will receive the same 40% of base salary "on-plan" incentive compensation specified for Level J executives, the plan upon which his incentive compensation will be determined during the first calendar year of his employment, even if Mr. Gingerich's employment with Honeywell commences after the start of the calendar year, will be based upon the results reflected in the 1997 Measurex operating plan previously delivered to Honeywell and in the pulp and paper segment of the 1997 Honeywell operating plan, with the objectives of operating profit and economic value added weighted 60% and 40%, respectively; if Mr. Gingerich's employment does commence after the start of the calendar year, his incentive compensation for such first calendar year of employment will be prorated. In addition, objectives and weightings for the subsequent calendar years of Mr. Gingerich's employment, if his employment continues pursuant to the Gingerich Agreement, will be determined by the President of Honeywell Industrial Automation and Control, during the fourth quarter of the year preceding each such subsequent year. If an Executive's Employment Agreement terminates before the end of a calendar year, any incentive compensation due such Executive for that calendar year will be determined on a prorated basis.

     If Mr. Gingerich is continuously employed by the Surviving Corporation through the scheduled issue date for the Honeywell Stock Option program in February 1998, the Gingerich Agreement provides for Mr. Gingerich to receive 7,500 nonqualified stock options to purchase shares of Honeywell's common stock with a ten-year term (provided that if Mr. Gingerich's employment with Honeywell is terminated, the exercisability of such options after the date of termination will be subject to the terms of Honeywell's Stock Option Program (the "Option Plan") at an exercise price determined in accordance with the Option Plan. In addition, the Gingerich Agreement provides that Mr. Gingerich will receive (i) 25,000 shares of non-qualified stock options with a ten-year term (with the same post-termination exercisability provisions) at an exercise price equal to the closing price of Honeywell common stock on the NYSE on the Effective Time, vesting on December 31, 1998 (a) with respect to 10,000 shares contingent on the attainment by the Surviving Corporation of 1997 financial performance goals to be determined by the Surviving Corporation and Mr. Gingerich and (b) with respect to 15,000 shares contingent on the attainment by the Surviving Corporation of 1998 financial performance goals to be determined by the Surviving Corporation and Mr. Gingerich, (ii) the number of shares of performance restricted stock of Honeywell issued pursuant to the terms of the Honeywell Performance Stock Program equal to up to the product of 4,333 multiplied by a fraction, the numerator of which is the number of calendar months (including the month during which the Effective Time occurs) from the Effective Time through December 31, 1997 and the denominator of which is 24,
(iii) 3,000 shares of restricted Honeywell stock vesting on December 31, 1998,
(iv) 5,000 shares of restricted Honeywell stock vesting on December 31, 1999, contingent on the attainment by the Surviving Corporation of 1997 and 1998 financial performance goals to be determined by the Surviving Corporation and Mr. Gingerich, (v) an aggregate cash payment of $100,000 payable in equal installments on or about the first day of each calendar month during 1997 following the Effective Time and (vi) an aggregate cash payment of approximately $2.0 million payable in six equal installments the first of which will be made on the Effective Time and the remaining five of which will be made at the end of each four-month period following the Effective Time if Mr. Gingerich has remained continually employed by the Surviving Corporation through the end of such period, provided that (a) if he is terminated by the Surviving Corporation other than for Cause (as defined) prior to such date, Mr. Gingerich is entitled to the full amount of the unpaid portion of such payment which shall be payable in a lump sum upon termination and (b) if he voluntarily terminates his employment he is entitled to only a pro rata portion of such payment to the date of termination unless he resigns as a result of a material breach of the Gingerich Agreement by the Surviving Corporation, in which case he is entitled to the full amount of such payment which shall be payable in a lump sum upon termination.

     If an Executive's employment is terminated voluntarily by such Executive or due to death, disability or for Cause, the Executive will receive his base salary at the rate then in effect through the date of his termination or death, as the case may be, and will be entitled to receive any incentive compensation payable with respect to the year in which the termination or death occurred on a prorated basis.

     The Gingerich Agreement provides for a severance payment in the event of termination of employment by the Surviving Corporation other than for Cause, disability or death in an amount equal to 12 months' base salary, together with incentive compensation, if any, with respect to the fiscal year of the Surviving Corporation during which such termination occurred on a prorated basis. In exchange for such severance payment, Mr. Gingerich will execute and deliver to the Surviving Corporation a legally effective release and waiver of all claims, complaints, and causes of action (other than claims or rights to compensation or severance payments), whether known or unknown, which he has or may have against the Surviving Corporation.

     The Employment Agreements also contain non-competition provisions prohibiting the Executive, for a period which ends either two years after his separation from employment with the Surviving Corporation or three years after the Effective Time, whichever is later, from (A) directly or indirectly entering into the employ of, or rendering or engaging in any services to, any person, firm, corporation or organization which is a competitor of Honeywell or the Surviving Corporation with respect to (i) products which the lines of business of Honeywell or the Surviving Corporation in which such Executive was actively involved during the term of his employment with the Surviving Corporation (the "Relevant Lines of Business") are producing, or services which the Relevant Lines of Business are providing at that time, (ii) products or services which such Executive has reason to know the Relevant Lines of Business has plans to produce or provide within eighteen months of that time or (iii) products which Honeywell or the Surviving Corporation has produced or services which Honeywell or the Surviving Corporation has provided at any time subsequent to the Effective Time (competitors with respect to (i) through (iii) above each being hereinafter referred to as a "Competitor") where such Executive would be performing services for the Competitor within the United States of America, Asia, Europe, or any other country in which the Relevant Lines of Business do business on the date of such Executive's separation from employment with the Surviving Corporation; or (B) directly or indirectly serving as a partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant or advisor for or on behalf of any such Competitor (other than owning 5% or less of any class of outstanding securities of any corporation whose shares are traded on a U.S. national securities exchange or quoted on The Nasdaq Stock Market, even though such corporation may be a Competitor). The Employment Agreements also prohibit each Executive, for a period which ends either two years after his separation from employment with the Surviving Corporation or three years after the Effective Time, whichever is later, from directly or indirectly soliciting to employ any employee of Honeywell or the Surviving Corporation or employing any employee of Honeywell or the Surviving Corporation, provided, that the foregoing restriction will not preclude such Executive from employing, either in response to any general solicitation for employment or other similar method, any individual whose total annual compensation, including salary and incentive compensation, is less than $70,000, or where, notwithstanding such Executive's reasonable inquiry, he is unaware of such individual's employment with Honeywell or the Surviving Corporation.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS

PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer, the Merger and the Merger Agreement is for Honeywell to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Honeywell. The Offer is intended to increase the likelihood that the Merger will be effected.

PLANS FOR THE COMPANY

     Honeywell is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as noted in this Offer to Purchase, Honeywell has no current plans with respect to any of such matters.

     Except as noted in this Offer to Purchase, neither Honeywell nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

     Stockholder Approval. Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

     The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

     Under Article Twelfth of the Company's Certificate of Incorporation, a business combination transaction involving a beneficial owner of 10% or more of the outstanding shares could require the affirmative vote of holders of 90% of the outstanding Shares, unless the transaction was approved by two-thirds of the Continuing Directors (as such term is defined in the Company's Certificate of Incorporation). The Company has represented in the Merger Agreement that such approval was obtained and that, accordingly, the provisions of Article Twelfth shall not be applicable to the Merger.

     Short Form Merger. Under the DGCL, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the Purchaser does not otherwise acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time, Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the Board Appointment Date, without the prior written consent of Honeywell, the Company will not (i) declare or pay any dividend on its capital stock, (ii) except as explicitly permitted by the Merger Agreement, issue, sell or pledge (or authorize or propose the issuance, sale or pledge of) any additional shares of its capital stock or securities convertible into or exercisable or exchangeable for shares of its capital stock or (iii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares.

14.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the

Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the Minimum Condition shall not have been satisfied, or (iii) at any time on or after January 26, 1996 and prior to the acceptance for payment of Shares any of the following events have occurred:

     (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Honeywell, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Honeywell's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Honeywell or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Honeywell and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Honeywell or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Honeywell or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Honeywell effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement);

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by an Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (d) there shall have occurred any events after the date of the Merger Agreement which, either individually or in the aggregate, would have a Company Material Adverse Effect; provided, however, that no event, change or effect that materially results from the transactions contemplated by the Merger Agreement (the "Transactions") or the announcement thereof shall be deemed to cause, either individually or in the aggregate, a Company Material Adverse Effect;

     (e)(i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Honeywell or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement;

     (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

     (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect;

     (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 20% of the outstanding Common Stock of the Company (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act);

     (i) the Merger Agreement shall have been terminated in accordance with its terms; or

     (j) the diminution in the value of the Company and its subsidiaries to Honeywell and the Purchaser as a result of breaches, if any, of the representations and warranties set forth in Section 3.15 of the Merger Agreement relating to environmental matters (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in excess of environmental liabilities and costs which would reasonably be expected to exist based on the reports and information regarding environmental matters provided to Honeywell as listed on the disclosure schedule provided to Honeywell by the Company pursuant to the Merger Agreement (the "Company Disclosure Schedule") (assuming there has been no non-compliance with Environmental Laws, Environmental Claims, releases of Hazardous Materials (as such terms are defined in the Merger Agreement), contamination or other environmental conditions described in Section 3.15 of the Merger Agreement other than as specifically identified in such reports) as estimated by an environmental consultant or consultants reasonably satisfactory to Honeywell and the Company exceeds $16.0 million.

     The foregoing conditions are for the sole benefit of Honeywell and the Purchaser, may be asserted by Honeywell or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Honeywell or the Purchaser not in violation of the Merger Agreement) or may be waived by Honeywell or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Honeywell or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Honeywell or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Honeywell is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Honeywell presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     (a) State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g. a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Board of Directors of the Company has approved the Offer, the Merger, the Merger Agreement and the Stockholder Agreement for the purposes of Section 203 of the DGCL. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Except as described above with respect to Section 203 of the DGCL, the Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Honeywell nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Honeywell nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     (b) Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Honeywell and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Honeywell's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Honeywell or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Honeywell with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Honeywell. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Honeywell and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30 day period, the Antitrust Division or the FTC may request additional information or documentary materials from Honeywell and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Honeywell and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Honeywell and the Company.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Honeywell or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Honeywell and the Company are engaged, Honeywell and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     (c) Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

     (d) Foreign Laws. According to publicly available information, the Company owns property and conducts business in a number of other foreign countries and jurisdictions, including, without limitation, Canada, Ireland, Austria, Sweden and the Federal Republic of Germany. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger. See Section 14.

16. FEES AND EXPENSES.

     Honeywell has engaged Bear Stearns to act as financial advisor to Honeywell in connection with the proposed acquisition of the Company and as Dealer Manager in connection with the Offer. Honeywell has agreed to pay Bear Stearns a retainer advisory fee of $100,000 and an additional fee of $1,500,000 for the fairness opinion rendered to Honeywell in connection with the transactions contemplated by the Merger Agreement. Furthermore, if Honeywell acquires, through the Offer or otherwise, control of, or a material interest in, the stock, business or assets of the Company as contemplated herein, Honeywell has agreed to pay to Bear Stearns an additional transaction fee of $2,650,000. Honeywell has also agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses, including reasonable fees and expenses of accountants and legal counsel, if any, and to indemnify Bear, Stearns & Co. Inc. and certain related persons against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Honeywell or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and Honeywell have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the NYSE in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          HONEYWELL ACQUISITION CORP.

January 31, 1997

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                         OF HONEYWELL AND THE PURCHASER

     I. DIRECTORS AND EXECUTIVE OFFICERS OF HONEYWELL. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Honeywell. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Honeywell Inc., Honeywell Plaza, P.O. Box 524, Minneapolis, Minnesota 55440-0524. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Honeywell. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Honeywell, or the organization indicated, for the past five years.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
1. DIRECTORS OF HONEYWELL
Albert J. Baciocco, Jr.                     Vice Admiral Baciocco retired from the U.S. Navy in 1987
  The Baciocco Group, Inc.                  after 34 years of distinguished service, principally
  747 Pitt Street                           within the submarine force and directing the Department
  Mt. Pleasant, SC 29464                    of the Navy research and technology development
                                            enterprise. Upon retirement from the Navy, Admiral
                                            Baciocco formed The Baciocco Group, Inc., a technical
                                            and management consulting practice providing services to
                                            industry, primarily in areas of strategic planning,
                                            technology investment and application, and business
                                            planning and development. Admiral Baciocco is a director
                                            of Golder Federal Services, Inc. He serves with several
                                            boards and committees of government and academe. He is a
                                            member of the Army Science Board and the Naval Studies
                                            Board of the National Research Council. In addition, he
                                            is a director of Oak Ridge Associated Universities and
                                            the Foundation for Research Development, Medical
                                            University of South Carolina, a member of the Board of
                                            Trustees of the South Carolina Research Authority and a
                                            member of the Board of Visitors to the Software
                                            Engineering Institute, Carnegie Mellon University.
Elizabeth E. Bailey                         Dr. Bailey joined Bell Laboratories in 1960, where she
  The University of Pennsylvania            held various supervisory positions until 1977. From 1973
  The Wharton School                        until 1977, she was also adjunct professor of economics
  Department of Public                      at New York University. In 1977, she was appointed a
    Policy and Management                   commissioner of the Civil Aeronautics Board and was vice
  3100 Steinberg Hall-Deitrich Hall         chairman of the Civil Aeronautics Board from 1981 to
  Philadelphia, PA                          1983. From 1983 to 1990, she served as dean of the
  19104-6372                                Graduate School of Industrial Administration of Carnegie
                                            Mellon University. From 1990 to 1991, she was a visiting
                                            scholar at Yale University, on leave from Carnegie
                                            Mellon. Currently, Dr. Bailey is John C. Hower Professor
                                            of Public Policy and Management at The Wharton School.
                                            Dr. Bailey is also a director of Philip Morris Companies
                                            Inc., CSX Corporation, Bancroft, Inc. and the College
                                            Retirement Equities Fund. She is a past member of the
                                            board of trustees of Princeton University, and she
                                            serves on the board of the Brookings Institution and the
                                            National Bureau of Economics Research.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
Michael R. Bonsignore                       Mr. Bonsignore began his business career at Honeywell in
                                            1969. He has held various marketing and operations
                                            management positions and was named the Company's vice
                                            president for Marine Systems in 1981. In 1983, Mr.
                                            Bonsignore was appointed president for Honeywell Europe,
                                            headquartered in Brussels, Belgium. In 1987, Mr.
                                            Bonsignore returned to Minneapolis as the Company's
                                            executive vice president, International, and was elected
                                            president of this business in May 1987. In 1990, Mr.
                                            Bonsignore was elected executive vice president and
                                            chief operating officer for International and Home and
                                            Building Control, and a director of the Company. In
                                            April 1993, Mr. Bonsignore was elected chairman of the
                                            board and chief executive officer. Mr. Bonsignore is
                                            also a director of Cargill, Inc., Donaldson Company,
                                            Inc. and The St. Paul Companies, Inc. He serves as a
                                            member on various advisory boards and committees
                                            including: the U.S.-China Business Council, Investment
                                            and Services Policy Advisory Committee (INSPAC),
                                            U.S.-Russia Trade and Economic Council and the Alliance
                                            to Save Energy Board.
Earnest Hubert Clark, Jr.                   In 1947, Mr. Clark joined Baker International
  The Friendship Group                      Corporation (now known as Baker Hughes Incorporated
  West Tower                                following the merger in 1987 of Baker International and
  Suite 3000                                Hughes Tool Co.), a provider of products and services to
  5000 Birch Street                         the petroleum and mining industries. He became chief
  Newport Beach, CA 92660-2140              research engineer in 1957 and vice president and
                                            assistant general manager in 1958. Mr. Clark was elected
                                            president in 1962, chief executive officer in 1965, and
                                            chairman of the board in 1969. In January 1989, Mr.
                                            Clark retired from Baker Hughes Inc. and assumed the
                                            post of chairman of the board and chief executive
                                            officer of the Friendship Group, an investment
                                            partnership. Mr. Clark is also a director of Beckman
                                            Instruments, Inc., Kerr McGee Corporation, Regenesis
                                            Inc., and the American Mutual Fund, Inc. He is past
                                            chairman and a current member of the board of the YMCA
                                            of the United States of America, and is a trustee of
                                            Harvey Mudd College, Claremont, California.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
William H. Donaldson                        In 1959, Mr. Donaldson co-founded Donaldson, Lufkin &
  Donaldson Enterprises, Inc.               Jenrette, Inc., an investment banking firm, and in 1961,
  375 Park Ave., Suite 2802                 Alliance Capital Management Corporation, an investment
  New York, NY 10152                        management firm, and served as chairman and chief
                                            executive officer until 1973. Mr. Donaldson was
                                            Undersecretary of State from 1973 to 1974. In 1975, he
                                            served as special consultant and advisor to the Vice
                                            President of the United States. During that year he
                                            became founding dean of the Yale Graduate School of
                                            Management and was named William S. Beinecke Professor
                                            of Management Studies, serving until 1980. Mr. Donaldson
                                            then founded Donaldson Enterprises, Inc., a private
                                            investing firm, and served as its chairman and chief
                                            executive officer until year-end 1990. From 1991 until
                                            June 1995, Mr. Donaldson served as chairman of the board
                                            and chief executive officer of The New York Stock
                                            Exchange, Inc. In June 1995, Mr. Donaldson rejoined
                                            Donaldson Enterprises, Inc., as its chairman and chief
                                            executive officer. In September 1995, he was also
                                            elected senior advisor to Donaldson, Lufkin & Jenrette,
                                            Inc., the firm he co-founded in 1959. Mr. Donaldson is
                                            also a director of Aetna Life & Casualty Company and
                                            Philip Morris Companies Inc. He serves as a trustee and
                                            director of a number of philanthropic and educational
                                            institutions.
R. Donald Fullerton                         In 1953, Mr. Fullerton joined the Canadian Bank of
  Canadian Imperial Bank of                 Commerce (now CIBC), a Canadian financial services
    Commerce                                institution based in Toronto. In 1968, he was appointed
  Commerce Court West                       deputy chief general manager. In 1971, Mr. Fullerton
  Suite 3620 (36th Floor)                   became senior vice president and in 1973, he was
  Toronto, Ontario                          promoted to executive vice president and chief general
  Canada M5L IA2                            manager. Mr. Fullerton was elected to CIBC's Board of
                                            Directors in 1974 and elected president and chief
                                            operating officer in 1976. In 1984, he was elected chief
                                            executive officer, and in 1985, he was named chairman.
                                            In June 1992, Mr. Fullerton retired as chairman and
                                            chief executive officer of CIBC, and now holds the
                                            position of chairman of its Executive Committee. Mr.
                                            Fullerton is also a director of CIBC, Amoco Canada
                                            Petroleum Co. Ltd., Ontario Hydro, Westcoast Energy
                                            Inc., George Weston Ltd., Coca-Cola Beverages Ltd.,
                                            Hollinger Inc., Asia Satellite Telecommunications
                                            Company Limited, Orange plc, and a member of the
                                            advisory board, IBM Canada Ltd and other cultural and
                                            medical entities. Mr. Fullerton is a citizen of Canada.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
James J. Howard                             Mr. Howard was president and chief operating officer of
  Northern States Power Company             Ameritech, the Chicago-based parent of the Bell
  414 Nicollet Mall, 5th Floor              companies serving Illinois, Indiana, Michigan, Ohio and
  Minneapolis, MN 55401-1993                Wisconsin, prior to joining Northern States Power
                                            Company, an electric and gas utility company, as its
                                            president and chief executive officer in 1987. Mr.
                                            Howard has served as its chairman of the board and chief
                                            executive officer since 1988, and in 1994 was also named
                                            president. Mr. Howard is also a director of Walgreen
                                            Company, Ecolab Inc., ReliaStar Financial and the
                                            Federal Reserve Bank of Minneapolis. He also serves on
                                            the board of overseers for the Carlson School of
                                            Management, University of Minnesota, the Board of
                                            Trustees for the University of St. Thomas, in St. Paul,
                                            Minnesota, and the Board of Visitors for the University
                                            of Pittsburgh, Joseph M. Katz School of Business. Mr.
                                            Howard serves as chairman of the Nuclear Energy
                                            Institute, located in Washington, D.C. and is former
                                            chairman and a current member of the board of the Edison
                                            Electric Institute. Mr. Howard serves the community as a
                                            board member and is past chairman of (1994-1995) of the
                                            United Way of Minneapolis Area; the Minnesota Business
                                            Partnership the Jerimiah Program, the Greater
                                            Minneapolis Convention & Visitors Association, Capitol
                                            City Partnership, the Minneapolis Center for Corporate
                                            Responsibility and the Danny Thompson Memorial Leukemia
                                            Foundation.
Bruce Karatz                                In 1972, Mr. Karatz joined the predecessor of Kaufman
  Kaufman and Broad Home Corp.              and Broad Home Corporation, the largest home builder in
  10990 Wilshire Boulevard                  the western United States and one of the largest
  Los Angeles, CA 90024                     residential builders in Paris, France, where he held a
                                            number of corporate positions prior to being named
                                            president of Kaufman and Broad-France in 1976. After
                                            returning to the United States, in 1980, he was elected
                                            president of all housing operations. In 1986, he was
                                            elected president and chief executive officer of Kaufman
                                            and Broad Home Corporation, and in 1993, was named
                                            chairman of the board. Mr. Karatz also is a director of
                                            Smith's Food & Drug Centers, Inc., and National Golf
                                            Properties, Inc. Among his civic and cultural
                                            activities, Mr. Karatz is a trustee of the RAND
                                            Corporation, co-chairman of the Mayor's Alliance for a
                                            Safer L.A., and a member of the Board of the National
                                            Park Foundation, University of Southern California Law
                                            CenterBoard of Councilors, and a member of the Council
                                            on Foreign Relations. In 1992, he was inducted into the
                                            California Building Industry Hall of Fame.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
D. Larry Moore                              Mr. Moore joined Sperry Corporation in 1962 where he
                                            advanced with assignments in information systems,
                                            operations and marketing. In 1978, he was named vice
                                            president of the Sperry Avionics Division, and in 1985
                                            he was chosen to lead Sperry's commercial aviation
                                            business as vice president and general manager of
                                            Commercial Flight Systems. Mr. Moore joined Honeywell in
                                            December 1986, when the Sperry Aerospace Group was
                                            acquired by Honeywell. In June 1987, Mr. Moore was
                                            appointed vice president of Honeywell's Commercial
                                            Flight Systems Group, and in April 1989 he was elected
                                            president, Space and Aviation. In 1990, Mr. Moore was
                                            elected executive vice president and chief operating
                                            officer for Space and Aviation, and Industrial, and a
                                            director of the Company. In April 1993, Mr. Moore was
                                            elected president and chief operating officer. Mr. Moore
                                            is also a director of Rohr Inc., Reynolds Metals Company
                                            and Geon Company. He is also a member of the board of
                                            the Aerospace Industries Association (AIA) and the
                                            National Association of Manufacturers (NAM).
A. Barry Rand                               Mr. Rand joined Xerox Corporation, a document processing
  Xerox Corporation                         office equipment company, in 1968. In May 1985, he was
  800 Long Ridge Road                       elected a corporate officer and in 1987 he was elected
  P.O. Box 1600                             president of Xerox's United States Marketing Group. In
  Stamford, CT 06904-1600                   February 1992, Mr. Rand was promoted to executive vice
                                            president and is responsible for world-wide operations.
                                            Mr. Rand is also a director of Abbott Laboratories and
                                            Ameritech Corporation. He serves on the board of
                                            overseers of the Rochester Philharmonic Orchestra and is
                                            a member of the Stanford University Graduate School of
                                            Business advisory council. In 1993, Mr. Rand was
                                            inducted into the National Sales Hall of Fame.
Steven G. Rothmeier                         In March 1993, Mr. Rothmeier formed Great Northern
  Great Northern Capital                    Capital, a private asset management firm, and serves as
  332 Minnesota Street                      its chairman of the board and chief executive officer.
  Suite W-1099                              Prior to March 1993, Mr. Rothmeier served as president
  St. Paul, MN 55101                        at IAI Capital Group, a venture capital and merchant
                                            banking firm. From 1973 to November 1989, he held
                                            various senior positions at Northwest Airlines, Inc.,
                                            and from 1986 to 1989, he served as chairman of the
                                            board and chief executive officer of NWA Inc. and
                                            Northwest Airlines, Inc. Mr. Rothmeier is also a
                                            director of Precision Castparts Corp., Department 56,
                                            Inc., E.W. Blanch Holdings, Inc., and the Argonne
                                            National Laboratory University of Chicago Development
                                            Corporation (ARCH). He also serves as chairman of the
                                            St. Agnes Foundation in St. Paul, Minnesota, and of
                                            Catholic Views Broadcast, Inc. Channel 53 Television in
                                            Minnesota. Mr. Rothmeier is a member of the Council on
                                            the Graduate School of Business, University of Chicago,
                                            a trustee of the University of Chicago, a director of
                                            the American Council on Germany, a director of the
                                            Center of the American Experiment, an advisor to the
                                            Metropolitan Economic Development Association, and
                                            former vice chairman of the U.S.-China Business Council.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
Michael W. Wright                           Mr. Wright was a member of the law firm of Dorsey and
  SUPERVALU INC.                            Whitney from 1963 to 1977. In 1977, he joined SUPERVALU
  11840 Valley View Road                    INC., a food distributor and retailer, as senior vice
  P.O. Box 990                              president of administration and as a member of the board
  Minneapolis, MN 55440                     of directors. He was elected president and chief
                                            operating officer in 1978, chief executive officer in
                                            1981, and chairman of the board in 1982. Mr. Wright is
                                            also a director of Cargill, Inc., Musicland Stores
                                            Corporation, Norwest Corporation and ShopKo Stores, Inc.
                                            He is also a member of the board of directors of the
                                            Food Marketing Institute, Food Distributors
                                            International and the International Center for Companies
                                            of the Food and Trade Industry (CIES).

2. EXECUTIVE OFFICERS OF HONEYWELL
Michael R. Bonsignore                       Chairman and chief executive officer. (For further
                                            information see paragraph I.1 above.)
Donald E. Bogle                             President, Home and Building Control since January 1997.
                                            From January 1996 to December 1996, Mr. Bogle was vice
                                            president and general manager of Honeywell's worldwide
                                            Home and Building Control strategic business unit. From
                                            October 1994 to November 1996, he was vice president and
                                            general manager of Home and Building Control. From May
                                            1992 to September 1994, he was vice president and
                                            general manager of Industrial Automation and Control.
                                            From November 1990 to April 1992 he was president of
                                            U.S. Process Automation Business for ASEA Brown Boveri.
Edward D. Grayson                           Vice president and general counsel since joining the
                                            Company in April 1992. Prior to April 1992, Mr. Grayson
                                            served as senior vice president, general counsel and
                                            clerk and corporate officer of Wang Laboratories Inc.
                                            Mr. Grayson is director of Passport Corporation and
                                            Organizational Dynamics, Inc. and a member of the
                                            advisory board of Bay Banks, Inc.
William M. Hjerpe                           President, Honeywell Europe, effective February 1, 1997.
                                            Mr. Hjerpe has been vice president and chief financial
                                            officer since October 1994. From February 1992 to
                                            October 1994, he was vice president and controller of
                                            Honeywell. From July 1990 to February 1992, he was vice
                                            president and treasurer of Honeywell.
Brian M. McGourty                           Senior vice president since January 1997. From April
                                            1994 to December 1996, Mr. McGourty was president, Home
                                            and Building Control Business. From December 1991 to
                                            April 1994, he was vice president, field operations for
                                            Home and Building Control. Mr. McGourty is a citizen of
                                            Canada.
D. Larry Moore                              President and chief operating officer. (For further
                                            information see paragraph I. 1 above.)
Philip M. Palazzari                         Vice president and controller since October 1994. From
                                            May 1993 to October 1994, Mr. Palazzari was vice
                                            president, finance for Home and Building Control. From
                                            March 1992 to April 1993, he was vice president and
                                            assistant controller of operations for Honeywell. From
                                            January 1990 to February 1992, he was vice president for
                                            financial planning and reporting for Honeywell.

             NAME AND PRESENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
James T. Porter                             Corporate vice president, human resources, since May
                                            1993. From January 1992 to April 1993 he was director,
                                            human resources, Home and Building Control.
Donald K. Schwanz                           President, Space and Aviation Control since January
                                            1997. From September 1993 to December 1996 Mr. Schwanz
                                            was vice president and general manager of Air Transport
                                            Systems. From March 1992 to August 1993, he was vice
                                            president of marketing for Air Transport Systems. From
                                            February 1991 to February 1992 he was vice president of
                                            marketing for Business and Commuter Aviation Systems.
Lawrence W. Stranghoener                    Vice president and chief financial officer, effective
                                            February 1, 1997. Mr. Stranghoener has been vice
                                            president, business development since March 1996. From
                                            July 1993 to February 1996, he was vice president for
                                            finance for Industrial Automation and Control. From
                                            April 1992 to June 1993 he was director, corporate
                                            financial planning and business analysis.
Markos I. Tambakeras                        President, Industrial Control, effective February 1,
                                            1997. Mr. Tambakeras has been president, Industrial
                                            Automation and Control since March 1995. From January
                                            1992 to February 1995, Mr. Tambakeras was president of
                                            Honeywell Asia Pacific.

     II. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Honeywell Inc., Honeywell Plaza, P.O. Box 524, Minneapolis, Minnesota 55440-0524. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                   NAME                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   ----                           -------------------------------------------
D. Larry Moore                              Chairman and president of the Purchaser since January
                                            1997. (For further information see paragraph I.1 above.)
William M. Hjerpe                           Vice president and treasurer of the Purchaser since
                                            January 1997. (For further information see paragraph I.2
                                            above.)
Lawrence W. Stranghoener                    Director and vice president of the Purchaser since
                                            January 1997. (For further information see paragraph I.1
                                            above.)
Markos I. Tambakeras                        Vice president of the Purchaser since January 1997. (For
                                            further information see paragraph I.1 above.)
Sigurd Ueland                               Director and vice president and secretary of the
                                            Purchaser since January 1997. Mr. Ueland is also vice
                                            president and secretary of Honeywell, a position he has
                                            held since 1983.
George Van Kula                             Vice president and assistant secretary of the Purchaser
                                            since January 1997. Mr. Van Kula joined Honeywell as
                                            assistant general counsel in December 1996. For more
                                            than five years prior thereto he was employed as an
                                            attorney for the law firm of Latham & Watkins.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                  By Mail:                              By Hand/Overnight Delivery:
  ChaseMellon Shareholder Services, L.L.C.       ChaseMellon Shareholder Services, L.L.C.
          Reorganization Department                      Reorganization Department
                 PO Box 798                                    120 Broadway
               Midtown Station                                  13th Floor
             New York, NY 10018                             New York, NY 10271

                           By Facsimile Transmission:
                                 (201) 329-8936

                   Confirm Receipt of Facsimile by Telephone:
                                 (201) 296-4209
                                       or
                                 (201) 296-4381

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           (GEORGESON & COMPANY LOGO)
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                         CALL TOLL FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                            New York, New York 10167
                         Call Toll Free: (888) 849-7041